Exhibit 10.2

FORM OF SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [ ], 2023, by and between Liberty Media Corporation, a Delaware corporation (the “Provider”), and Atlanta Braves Holdings, Inc., a Nevada corporation (“SplitCo”).

RECITALS

WHEREAS, on the date hereof SplitCo is a wholly-owned subsidiary of Provider;

WHEREAS, as a result of the consummation of the transactions contemplated by the Reorganization Agreement, dated as of [ ], 2023, by and between the Provider and SplitCo (the “Reorganization Agreement”), SplitCo holds, among other things, 100% of the ownership and voting interests in Braves Holdings, LLC (“Braves Holdings”), which is the owner of the Atlanta Braves Major League Baseball Club, and certain other assets and liabilities associated with the Atlanta Braves Major League Baseball Club’s stadium and Braves Holdings’ mixed use development project and corporate cash, as further described in the plan of restructuring set forth in Schedule 1.1 to the Reorganization Agreement;

WHEREAS, in accordance with the Reorganization Agreement, Provider will redeem each outstanding share of Provider’s Series A Liberty Braves common stock, Series B Liberty Braves common stock and Series C Liberty Braves common stock in exchange for one share of the corresponding series of common stock of SplitCo, with the effect that SplitCo will be split-off (the “Split-Off”) from the Provider;

WHEREAS, SplitCo and the Provider desire that, from and after the date of the Split-Off (the “Split-Off Effective Date”), SplitCo obtain from the Provider the services described herein, and that SplitCo compensate the Provider for the performance of such services on the basis set forth in this Agreement;

WHEREAS, Provider and Gregory B. Maffei (“Executive”) are parties to that certain Executive Employment Agreement, dated as of December 13, 2019 (as may be amended from time to time, the “Executive Employment Agreement”) pursuant to which SplitCo will become a Service Company (as defined therein) commencing on the Split-Off Effective Date; and

WHEREAS, on the date hereof, Provider, Liberty Property Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Provider, and SplitCo are also entering into a facilities sharing agreement with respect to the premises located at 12300 Liberty Boulevard, Englewood, Colorado 80112 (the “Facilities Sharing Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

Article I
ENGAGEMENT AND SERVICES

Section 1.1             Engagement. Commencing on the Split-Off Effective Date, SplitCo engages the Provider to provide to SplitCo the services set forth in Section 1.2 (collectively, the “Services”), and the Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement. The parties acknowledge that certain of the Services will be performed by officers, employees or consultants of the Provider, who may also serve, from time to time, as officers, employees or consultants of other companies, including, without limitation, SplitCo, Qurate Retail, Inc. (“Qurate”), Liberty Broadband Corporation (“LBC”) and Liberty TripAdvisor Holdings, Inc. (“LTAH”).

Section 1.2             Services.

(a)            The Services will include the following, if and to the extent requested by SplitCo during the Term (as defined below):

(i)            insurance administration and risk management services;

(ii)           technical and information technology assistance (including management information systems, computer, data storage network and telecommunications services), computers, office supplies, postage, courier service and other office services;

(iii)          services performed by the Provider’s finance, accounting, payroll, treasury, cash management, legal, disclosure compliance, human resources, employee benefits, investor relations, tax and real estate management departments; and

(iv)          such other services as the Provider may obtain from its officers, employees and consultants in the management of its own operations that SplitCo may from time to time request or require.

(b)            The Services are intended to be those services and functions that are appropriate for the operation and management of SplitCo as a publicly-traded company and are not intended to be duplicative of services and functions for the operating subsidiaries of SplitCo that are to be performed by officers, employees and consultants of those companies.

Section 1.3             Services Not to Interfere with the Provider’s Business. SplitCo acknowledges and agrees that in providing Services hereunder the Provider will not be required to take any action that would disrupt, in any material respect, the orderly operation of the Provider’s business activities.

Section 1.4             Books and Records. The Provider will maintain books and records, in reasonable detail in accordance with the Provider’s standard business practices, with respect to its provision of the Services to SplitCo pursuant to this Agreement, including records supporting the determination of the Services Fee (as defined below) and other costs and expenses to SplitCo pursuant to Article II (collectively, “Supporting Records”). The Provider will give SplitCo and its duly authorized representatives, agents, and attorneys reasonable access to all such Supporting Records during the Provider’s regular business hours upon SplitCo’s request after reasonable advance notice.

Article II
COMPENSATION

Section 2.1             Services Fee. SplitCo agrees to pay, and the Provider agrees to accept, a fee (the “Services Fee”) equal to $2,250,000 payable in monthly installments in arrears as set forth in Section 2.3. The Provider and SplitCo will review and evaluate the Services Fee for reasonableness on a quarterly basis during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Services Fee. Based on such review and evaluation, Provider and SplitCo will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Services Fee. For the avoidance of doubt, the determination of the Services Fee and any future adjustment thereto does not and will not include charges included under the Annual Allocation Expense (as such term is defined in the Facilities Sharing Agreement) payable by SplitCo under the Facilities Sharing Agreement.

Section 2.2             Cost Reimbursement. In addition to (and without duplication of) the Services Fee payable pursuant to Section 2.1 and Executive Allocated Expenses (as defined below) pursuant to Section 2.4, SplitCo also will reimburse the Provider for all direct out-of-pocket costs, with no markup (“Out-of-Pocket Costs”), incurred by the Provider in performing the Services (e.g., postage and courier charges, travel, meals and entertainment expenses, and other miscellaneous expenses that are incurred by the Provider, Executive or the Personnel (as defined below) in the conduct of the Services).

Section 2.3             Payment Procedures.

(a)            SplitCo will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to SplitCo, in arrears on or before the last day of each calendar month beginning with the first full calendar month following the Split-Off Effective Date, the Services Fee then in effect, in monthly installments.

(b)            Any reimbursement to be made by SplitCo to the Provider pursuant to Section 2.2 will be paid by SplitCo to the Provider within 15 days after receipt by SplitCo of an invoice therefor, by wire or intrabank transfer of funds or in such other manner specified by the Provider to SplitCo. The Provider will invoice SplitCo monthly for reimbursable expenses incurred by the Provider on behalf of SplitCo during the preceding calendar month as contemplated in Section 2.2; provided, however, that the Provider may separately invoice SplitCo at any time for any single reimbursable expense incurred by the Provider on behalf of SplitCo in an amount equal to or greater than $25,000. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail consistent with Provider’s own expense reimbursement policy.

(c)            Any payments not made when due under this Section 2.3 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to, but excluding, the date paid.

Section 2.4             Executive Compensation Expenses. Notwithstanding anything in this Agreement to the contrary, this Section 2.4 shall apply with respect to the Executive Allocated Expenses and Direct Compensation (each as defined below).

(a)            Executive Allocated Expenses. SplitCo shall be allocated a portion of the Executive Allocated Expenses equal to its Executive Percentage (as defined below). The “Executive Allocated Expenses” mean Executive’s aggregate salary, health, retirement and other compensation, benefits, perquisites, any legal fees and other expense reimbursements owed to Executive pursuant to Section 9.6 of the Executive Employment Agreement, any Special Reimbursement payments owed to Executive by the Provider (as defined and described in Section 9.7 of the Executive Employment Agreement) and other expenses paid by the Provider in connection with the employment of Executive and all Severance Payments (as defined below) paid by the Provider; provided, however, that the Executive Allocated Expenses will not include (1) any annual cash bonus amounts with respect to services performed for the benefit of the Provider and any equity-based compensation, in each case, paid to Executive by the Provider, (2) all Direct Compensation and any Prorated Executive Bonus Payment (each as defined below), and (3) Out-of-Pocket Costs. The Executive Allocated Expenses will be determined from time to time as set forth in Section 2.4(e) and in the manner set forth in Schedule 2.4 attached hereto, as such Schedule 2.4 may be periodically amended and revised by the parties as set forth in this Section 2.4.

(b)            Payment of Direct Compensation. In accordance with the Executive Employment Agreement, SplitCo agrees to (i) be responsible for the payment to Executive of SplitCo’s Executive Percentage of the Aggregate Target Bonus (as defined in the Executive Employment Agreement), subject to the achievement of one or more performance metrics in accordance with Section 4.3 of the Executive Employment Agreement (which, for the avoidance of doubt, shall include the portion of the Aggregate Target Bonus allocated to SplitCo for calendar year 2023, subject to the performance metrics established with respect to such portion before the Split-Off Effective Date), and (ii) beginning with the first annual grant made following the Split-Off, grant Executive an annual award with respect to shares of Series C common stock of SplitCo (“SplitCo Common Stock”) in accordance with Section 4.11 of the Executive Employment Agreement (the “Annual Equity Awards”). The compensation described in the immediately preceding sentence is referred to herein as the “Direct Compensation.” SplitCo will be solely responsible for all liabilities associated with the Direct Compensation, including with respect to satisfaction of the obligations with respect to the Annual Equity Awards on any termination of Executive’s services with the Provider or SplitCo. The Direct Compensation will be determined from time to time as set forth in Section 2.4(e) and in the manner set forth in Schedule 2.4 attached hereto, as such Schedule may be periodically amended and revised by the parties as set forth in this Section 2.4.

(c)            Payment of Executive Severance.

(i)            The Executive Allocated Expenses shall include all cash severance payments and benefit continuation obligations owed to Executive by the Provider pursuant to Section 5 of the Executive Employment Agreement (“Severance Payments”). Furthermore, SplitCo may, in lieu of reimbursing the Provider the Executive Percentage of any Severance Payments, and in accordance with Section 5 of the Executive Employment Agreement, directly deliver shares of SplitCo Common Stock to Executive in satisfaction of a portion of its Executive Percentage of the Severance Payments (a “Share-Based Severance Payment”), provided, that, in the event SplitCo is unable or otherwise fails to deliver any Share-Based Severance Payment in SplitCo Common Stock, SplitCo shall deliver cash to the Provider in an amount equal to the value of Share-Based Severance Payment otherwise required to be delivered to Executive by SplitCo.

(ii)           Following an Executive Service Termination (as defined below) under circumstances qualifying Executive for payment of a prorated annual bonus pursuant to Section 5.7 of the Executive Employment Agreement (the “Prorated Executive Bonus Payment”), SplitCo shall pay Executive the Prorated Executive Bonus Payment at the time such payment is due under the Executive Employment Agreement; provided, that, in the event SplitCo fails to pay the Prorated Executive Bonus Payment, it shall reimburse the Provider amounts paid by Provider in respect thereof.

(iii)          The amounts set forth in this Section 2.4(c) shall be paid by SplitCo in addition to any Executive Termination Payment payable to the Provider under Section 3.4 of this Agreement.

(iv)           In the event of any termination of employment or Services of Executive, this Section 2.4 shall apply to any severance or other payments to be made by or allocated to SplitCo.

(d)            Executive Percentage. The “Executive Percentage” and the Executive Allocated Expenses will be determined annually by the Provider, in consultation with SplitCo and the Executive, prior to each December 15th of the Term, pursuant to Section 2.4(e) below.

(e)            Determination of Amounts and Allocations. Unless otherwise agreed between the Provider and SplitCo, in consultation with Executive, the Executive Percentage will be determined consistent with the methodology described on Schedule 2.4. In addition, following any Significant Corporate Transaction (as defined below) or the extension, amendment, restatement or other modification of the Executive Employment Agreement, the Provider and SplitCo, in consultation with Executive, will negotiate in good faith any appropriate adjustments to the Executive Percentage, Executive Allocated Expenses and Direct Compensation and other related terms hereunder. In no event will any such adjustments apply retroactively (without the prior written consent of the Provider and SplitCo, in consultation with the Executive and, with respect to any retroactive adjustments to Direct Compensation previously paid or awarded to Executive, without the prior written consent of Executive).

(i)            In the event of (1) a termination by Executive or any other company to whom Executive is providing services at the direction of the Provider (each, an “Other Service Company”) of Executive’s services to such Other Service Company, (2) a Change in Control (as defined in the Executive Employment Agreement) of any Other Service Company, (3) a Fundamental Corporate Event (as defined in the Executive Employment Agreement) with respect to the Provider or any Other Service Company, or (4) any other material change in circumstances with respect to the Provider or any Other Service Company following the last agreed adjustment to the Executive Percentage, Executive Allocated Expenses or Direct Compensation that, in each case, results in a change in the allocable percentage of time spent by Executive providing Services to SplitCo, in the Executive Allocated Expenses or in the Direct Compensation (any such event in clause (1) through (4) inclusive, a “Significant Corporate Transaction”), the Provider and SplitCo shall promptly, and in good faith, renegotiate the Executive Percentage, Executive Allocated Expenses and Direct Compensation, in consultation with Executive, based on, among other things deemed relevant by the parties, the anticipated Services to be provided by Executive to SplitCo during any upcoming fiscal period and the amount of time that the Provider estimates Executive will spend providing Services to SplitCo during such time.

(ii)           In the event of a dispute between the Provider and SplitCo as to the determination of the amount of the Executive Percentage, Executive Allocated Expenses or Direct Compensation, each of the Provider and SplitCo agrees to attempt, in good faith and in consultation with Executive, to resolve the dispute as set forth in Section 7.16 of this Agreement.

(iii)          It is intended that the payments by SplitCo to the Provider under this Agreement in respect of Executive Allocated Expenses and any Executive Termination Payment, when combined with the payment of the Direct Compensation and any Prorated Executive Bonus Payment by SplitCo directly to Executive, are comparable to those which SplitCo would pay to a third party on an arm’s length basis for the same services.

(f)            Provider as Payor. Notwithstanding Section 4.2 of this Agreement, the parties acknowledge and agree that the Provider, and not SplitCo, will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any), perquisites and other compensation applicable to Executive; provided, however, that SplitCo is responsible for the reimbursement to Provider of the Executive Percentage of the Executive Allocated Expenses and payment of the Direct Compensation and any Prorated Executive Bonus Payment directly to Executive each as provided in this Section 2.4. The parties acknowledge that Executive will provide services directly to SplitCo in consideration for the receipt of the Direct Compensation and any Prorated Executive Bonus Payment. Except as otherwise required by the terms of the Tax Sharing Agreement (as defined below), the Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of Executive (other than Direct Compensation, any Prorated Executive Bonus Payment and any Share-Based Severance Payment) and other such employment related taxes as are required by law, and SplitCo will be responsible for the payment of all federal, state, and local withholding taxes on the Direct Compensation, any Prorated Executive Bonus Payment and any Share-Based Severance Payment paid to Executive by SplitCo and other such employment related taxes as are required by law. Each of SplitCo and the Provider will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of Executive by either party.

(g)            Monthly Payment. SplitCo will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to SplitCo, in arrears on or before the last day of each calendar month beginning with [ ], 2023, its allocated portion of the Executive Allocated Expenses then in effect, in monthly installments.

(h)            No Duplication. For the avoidance of doubt, no Executive Allocated Expenses, Direct Compensation, Prorated Executive Bonus Payments or Executive Termination Payment (as defined below) will be included in the Services Fee.

Article III
TERM

Section 3.1             Term Generally. The term of this Agreement will commence on the Split-Off Effective Date and will continue until December 31st of the third calendar year following the Split-Off Effective Date (the “Term”). This Agreement is subject to termination prior to the end of the Term in accordance with Section 3.3.

Section 3.2             Discontinuance of Select Services. At any time during the Term, on not less than 30 days’ prior notice by SplitCo to the Provider, SplitCo may elect to discontinue obtaining any of the Services from the Provider. In such event, the Provider’s obligation to provide those Services that have been discontinued pursuant to this Section 3.2, and SplitCo’s obligation to compensate the Provider for such Services, will cease as of the end of such 30-day period (or such later date as may be specified in the notice), and this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. The Provider and SplitCo will promptly evaluate the Services Fee for reasonableness following the discontinuance of any Services and will negotiate in good faith to reach agreement on any appropriate adjustment to the Services Fee. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service.

Section 3.3             Termination. This Agreement will be terminated prior to the expiration of the Term upon the following events:

(a)            at any time upon at least 30 days’ prior written notice by SplitCo to the Provider;

(b)            immediately upon written notice (or at any later time specified in such notice) by the Provider to SplitCo if a Change in Control or Bankruptcy Event (each as defined below) occurs with respect to SplitCo; or

(c)            immediately upon written notice (or at any later time specified in such notice) by SplitCo to the Provider if a Change in Control or Bankruptcy Event occurs with respect to the Provider.

A “Change in Control” will be deemed to have occurred with respect to a party if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such party occurs as a result of which the voting power of all voting securities of such party outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the acquiring entity) less than 75% of the voting power of such party or the surviving entity or the acquiring entity of the Transaction outstanding immediately after such Transaction (or if such party or the surviving entity or the acquiring entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such party outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

A “Bankruptcy Event” will be deemed to have occurred with respect to a party upon such party’s insolvency, general assignment for the benefit of creditors, such party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of such party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against SplitCo or the Provider, as applicable, of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Upon the expiration or termination of this Agreement pursuant to this Section 3.3, the payment obligations of the parties pursuant to Article II will terminate; provided, however, that each party will remain liable to the other for any required payment accrued prior to the expiration or termination of this Agreement, including, without limitation, (x) any unpaid Services Fee pursuant to Section 2.1, subject to proration for any partial month, if applicable, (y) any unreimbursed Out-of-Pocket Costs pursuant to Section 2.2, and (z) any unpaid Executive Allocated Expenses, Direct Compensation or other amounts pursuant to Section 2.4.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) an Executive Termination Payment may be due in connection with the termination of this Agreement pursuant to this Section 3.3 as described in and subject to the limitations of Section 3.4(c) and (ii) the terms and conditions of Article VI, Section 7.14, Section 7.15 and any other provision of this Agreement that by its terms contemplates performance following expiration or termination of this Agreement will survive such expiration or termination.

Section 3.4             Termination of Executive Services. This Section 3.4 shall apply with respect to the termination of any Services provided by Executive in lieu of and notwithstanding Section 3.2 of this Agreement:

(a)            Termination of Executive Services by SplitCo. At any time during the Term, SplitCo may elect to discontinue obtaining any of the Services from Executive (including removing Executive from his position as President and Chief Executive Officer at SplitCo) by providing written notice to the Provider and Executive (an “Executive Service Termination”). Such Executive Service Termination shall be effective (i) in the case of termination for Cause (as defined in the Executive Employment Agreement with reference to SplitCo), on the date written notice is provided by SplitCo to the Provider and Executive and (ii) in the case of termination for any reason other than termination for Cause on the later of (x) the 30th day following the delivery of such notices (or such later date as may be specified in the notices) and (y) the payment by SplitCo to the Provider of the Executive Termination Payment.

(b)            Termination of Executive Services by Provider. At any time during the Term, the Provider may elect to discontinue providing SplitCo any of the Services by Executive by providing written notice to SplitCo and the Executive, including, in connection with a termination by Executive of his employment with the Provider or of any services provided to SplitCo under his Executive Employment Agreement. Such termination shall be effective on the date specified in the notices.

(c)            Termination Requiring Payment of Executive Termination Payment.

(i)            An Executive Service Termination for any reason other than termination for Cause (as defined in the Executive Employment Agreement with reference to SplitCo) will result in an obligation by SplitCo to pay the Provider the Executive Termination Payment no later than the effective date of such Executive Service Termination.

(ii)           A termination (x) by the Provider of the Services provided to SplitCo by Executive following or in connection with a Change in Control (as defined in the Executive Employment Agreement with reference to SplitCo) of SplitCo or (y) by Executive of his Services provided to SplitCo under the Executive Employment Agreement, in each case, shall also require the payment by SplitCo to the Provider of the Executive Termination Payment no later than the effective date of such termination. The effective date of a termination described in clause (y) of this Section 3.4(c)(ii) shall be determined in accordance with the Executive Employment Agreement.

(iii)          In event of the termination of this Agreement on or before the expiration of the Employment Period (as defined in the Executive Employment Agreement) pursuant to Section 3.3, SplitCo will pay the Executive Termination Payment to the Provider no later than the effective date of such termination; provided, however, that if such termination of this Agreement is at or after the time Executive’s services to SplitCo or Provider under the Executive Employment Agreement have been terminated for Cause or by Executive without Good Reason (each as defined in the Executive Employment Agreement with reference to either Provider or SplitCo), then no Executive Termination Payment shall be due.

(iv)          Notwithstanding anything to contrary in this Section 3.4(c), (1) no Executive Termination Payment shall be payable if in connection with the events giving rise to such payment obligation Executive is no longer employed by the Provider, and (2) only one Executive Termination Payment shall be paid under this Agreement.

(v)           The “Executive Termination Payment” means the net present value (determined by the Provider in good faith, as of the date on which Executive’s services to SplitCo are terminated (the “Service Termination Date”)) of the sum of:

(1)            an amount equal to (x) the Executive Percentage then-in effect multiplied by (y) all Executive Allocated Expenses that would have been allocated to SplitCo pursuant to Section 2.4 (absent termination of Executive’s services to SplitCo) from and after the Service Termination Date through the earlier of the expiration of the Employment Period or December 31st of the calendar year following the year in which the Service Termination Date occurs (and if the Executive Percentage for such following year has not yet been determined, then the Executive Percentage for such following year will be deemed to be the same as the Executive Percentage for the year in which the Service Termination Date occurs); plus

(2)            an amount equal to (x) SplitCo’s allocation of the Aggregate Target Bonus (as defined in the Executive Employment Agreement) for the year in which the Service Termination Date occurs multiplied by (y) the ratio of (A) the number of days remaining in the year in which the Service Termination Date occurs to (B) 365; plus

(3)            an amount equal to SplitCo’s allocation of the Aggregate Target Bonus for the first calendar year commencing after the Service Termination Date (and if SplitCo’s allocation of the Aggregate Target Bonus for such year has not yet been determined, then this clause (3) shall refer to SplitCo’s allocation of the Aggregate Target Bonus for the year in which the Service Termination Date occurs); provided, that if the Service Termination Date occurs during the last calendar year of the Employment Period, then this clause (3) shall equal $0; plus

(4)            if the Annual Equity Awards to be granted to Executive by SplitCo pursuant to Section 2.4(b)(ii) of this Agreement for the year in which the Service Termination Date occurs have not been granted on or before the Service Termination Date, then an amount equal to the Service Company Target Amount (as defined in the Executive Employment Agreement) applicable to SplitCo pursuant to Section 4.11(b) of the Executive Employment Agreement for such year (and if all Annual Equity Awards for the year in which the Service Termination Date occurs have been granted to Executive, then this clause (4) shall equal $0); plus

(5)            an amount equal to the Service Company Target Amount (as defined in the Executive Employment Agreement) applicable to SplitCo for the first calendar year commencing after the Service Termination Date (and if the Service Company Target Amount for such year has not yet been determined, then this clause (5) shall refer to the Service Company Target Amount applicable to SplitCo for the year in which the Service Termination Date occurs); provided, that if the Service Termination Date occurs during the last calendar year of the Employment Period, then this clause (5) shall equal $0.

(d)            No Effect on other Services. The Provider shall have no obligation to provide the Services that have been discontinued pursuant to this Section 3.4, and SplitCo’s obligation to further compensate the Provider for such Services, in each case, from and after the effective date of the termination of such Services in accordance with this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of the termination of such Services.

(e)            Impact on Annual Equity Awards. The impact of termination of any Services provided by Executive pursuant to this Section 3.4 on the Annual Equity Awards will be as specified in the applicable agreements for Annual Equity Awards to be entered into by SplitCo and Executive.

Article IV
PERSONNEL AND EMPLOYEES

Section 4.1             Personnel to Provide Services.

(a)            The Provider will make available to SplitCo, on a non-exclusive basis, the appropriate personnel (excluding the Executive, the “Personnel”) to perform the Services. The Personnel made available to perform selected Services are expected to be substantially the same personnel who provide similar services in connection with the management and administration of the business and operations of the Provider.

(b)            SplitCo acknowledges that:

(i)            certain of the Personnel also will be performing services for the Provider, Qurate, LBC, LTAH and/or other companies, from time to time, including certain Subsidiaries and Affiliates (each as defined below) of each of the foregoing, in each case, while also potentially performing services directly for SplitCo and certain of its Subsidiaries and Affiliates under a direct employment, consultancy or other service relationship between such Person (as defined below) and SplitCo and irrespective of this Agreement; and

(ii)           the Provider may elect, in its discretion, to utilize independent contractors rather than employees of the Provider to perform Services from time to time, and such independent contractors will be deemed included within the definition of “Personnel” for all purposes of this Agreement.

Section 4.2             Provider as Payor. The parties acknowledge and agree that the Provider, and not SplitCo, will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Personnel; provided, however, that (a) SplitCo is responsible for the payment of the Services Fee in accordance with Section 2.1, and (b) SplitCo is responsible for the payment of (i) all compensation based on, comprised of or related to the equity securities of SplitCo and (ii) any bonus amounts payable to any Personnel who holds the office of Vice President or higher of SplitCo (each, a “SplitCo Officer”) with respect to services performed for the benefit of SplitCo (together with (i), “Excluded Compensation”). The parties acknowledge that Personnel may provide services directly to SplitCo in consideration for the receipt of Excluded Compensation pursuant to such Personnel’s separate employment, consultancy or other service relationship with SplitCo. All Personnel will be subject to the personnel policies of the Provider and will be eligible to participate in the Provider’s employee benefit plans to the same extent as similarly situated employees of the Provider performing services in connection with the Provider’s business. Except as otherwise provided by the Tax Sharing Agreement, (i) the Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Personnel (other than Excluded Compensation) and other such employment related taxes as are required by law, and (ii) SplitCo will be responsible for the payment of all federal, state, and local withholding taxes on Excluded Compensation paid to any Personnel by SplitCo and other such employment related taxes as are required by law. Each of SplitCo and Provider will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment or engagement of all Personnel by either party.

Section 4.3             Additional Employee Provisions. The Provider will have the right to terminate its employment of any Personnel at any time.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1             Representations and Warranties of the Provider. The Provider represents and warrants to SplitCo as follows:

(a)            The Provider is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)            The Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.

(c)            The Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)            The individual executing this Agreement on behalf of the Provider has the authority to do so.

Section 5.2             Representations and Warranties of SplitCo. SplitCo represents and warrants to the Provider as follows:

(a)            SplitCo is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)            SplitCo has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c)            SplitCo is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)            The individual executing this Agreement on behalf of SplitCo has the authority to do so.

Section 5.3             Annual Equity Awards. SplitCo represents and warrants that each equity award granted to Executive with respect to its common stock shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409”). Without limiting the foregoing, each option granted to Executive that is intended to be exempt from Section 409A shall be with respect to “service recipient stock” and with respect to an “eligible issuer of service recipient stock” (each as defined in Section 409A), shall not contain any feature for the deferral of compensation and shall have an exercise or strike price that is not less than the fair market value of such service recipient stock on the grant date of such award.

Article VI
INDEMNIFICATION

Section 6.1             Indemnification by the Provider. The Provider will indemnify, defend, and hold harmless SplitCo and each of its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “SplitCo Indemnitees”), from and against any and all Actions, judgments, Liabilities (as defined below), losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs (collectively, “Losses”), that any SplitCo Indemnitee may suffer arising from or out of, or relating to, (a) any material breach by the Provider of its obligations under this Agreement, or (b) the gross negligence, willful misconduct, fraud, or bad faith of the Provider in connection with the performance of any provision of this Agreement, in each case except to the extent such Losses (i) are fully covered by insurance maintained by SplitCo or such other SplitCo Indemnitee or (ii) are payable by SplitCo pursuant to Section 7.11.

Section 6.2             Indemnification by SplitCo. SplitCo will indemnify, defend, and hold harmless the Provider and its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Provider Indemnitees”), from and against any and all Losses that any Provider Indemnitee may suffer arising from or out of, or relating to (a) any material breach by SplitCo of its obligations under this Agreement, or (b) any acts or omissions of the Provider in providing the Services pursuant to this Agreement (in each case except to the extent such Losses (i) arise from or relate to any material breach by the Provider of its obligations under this Agreement, (ii) are attributable to the gross negligence, willful misconduct, fraud, or bad faith of the Provider or any other Provider Indemnitee seeking indemnification under this Section 6.2, (iii) are fully covered by insurance maintained by the Provider or such other Provider Indemnitee, or (iv) are payable by the Provider pursuant to Section 7.11).

Section 6.3             Indemnification Procedures.

(a)            In connection with any indemnification provided for in Section 6.1 or 6.2, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 6.1 or 6.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)           After receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)          If, after receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 6.3 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within 30 days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 6.3(a)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 6.3(a)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(b)            In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(c)            The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(d)            The Indemnitor shall pay all amounts payable pursuant to this Section 6.3 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(e)            If the indemnification provided for in this Section 6.3 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(f)            The remedies provided in this Section 6.3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 6.3(b).

(g)            To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Article VI.

Article VII
MISCELLANEOUS

Section 7.1             Defined Terms.

(a)            The following terms will have the following meanings for all purposes of this Agreement:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person controlled by such first Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, none of the Persons listed in clause (i), (ii), (iii), (iv), or (v) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Provider taken together with its Subsidiaries, (ii) SplitCo taken together with its Subsidiaries, (iii) Qurate taken together with its Subsidiaries, (iv) LBC taken together with its Subsidiaries, or (v) LTAH taken together with its Subsidiaries.

“Confidential Information” means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secrets, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Person” means any natural person, corporation, limited liability corporation, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

“Service Company” means, individually, any of SplitCo, Qurate, LTAH or LBC. The term “Service Company” will also include any other entity that becomes a Service Company after the Split-Off Effective Date pursuant to Section 3.4 of the Executive Employment Agreement.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Subsidiaries of the Provider will be deemed to be Subsidiaries of SplitCo or any of its Subsidiaries, nor will any of SplitCo’s Subsidiaries be deemed to be Subsidiaries of the Provider or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated [●], 2023, by and between the Provider and SplitCo.

(b)            The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference
Agreement	Preamble
Annual Equity Awards	Section 2.4(b)
Personnel	Section 4.1
Bankruptcy Event	Section 3.3
Bankruptcy Proceeding	Section 3.3
Braves Holdings	Recitals
Change in Control	Section 3.3
Direct Compensation	Section 2.4(b)
Excluded Compensation	Section 4.2
Executive	Recitals
Executive Allocated Expenses	Section 2.4(a)
Executive Employment Agreement	Recitals
Executive Service Termination	Section 3.4(a)
Executive Termination Payment	Section 3.4(c)(v)
Executive Percentage	Section 2.4(d)

Facilities Sharing Agreement	Recitals
Indemnitee	Section 6.3(a)(i)
Indemnitor	Section 6.3(a)(i)
LBC	Section 1.1
Losses	Section 6.1
LTAH	Section 1.1
Out-of-Pocket Costs	Section 2.2
Other Service Company	Section 2.4(e)(i)
Personnel	Section 4.1
Prorated Executive Bonus Payment	Section 2.4(c)(ii)
Provider	Preamble
Provider Indemnitees	Section 6.2
Qurate	Section 1.1
Reorganization Agreement	Recitals
Separable Claim	Section 6.3(a)(ii)
Separate Legal Defenses	Section 6.3(a)(ii)
Services	Section 1.1
Services Fee	Section 2.1
Service Termination Date	Section 3.4(c)(v)
Severance Payments	Section 2.4(c)(i)
Share-Based Severance Payment	Section 2.4(c)(i)
Significant Corporate Transaction	Section 2.4(e)(i)
SplitCo	Preamble
SplitCo Common Stock	Section 2.4(b)
SplitCo Indemnitees	Section 6.1
SplitCo Officer	Section 4.2
Split-Off	Recitals
Split-Off Effective Date	Recitals
Supporting Records	Section 1.4
Term	Section 3.1
Third-Party Claim	Section 6.3(a)(i)
Transaction	Section 3.3

Section 7.2             Entire Agreement; Severability. This Agreement, the Facilities Sharing Agreement, the Tax Sharing Agreement and the Reorganization Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the provisions of this Agreement conflict with any provisions of the Facilities Sharing Agreement, the provisions of this Agreement shall control, and if the provisions of this Agreement conflict with any provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

Section 7.3             Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given if (a) delivered personally or mailed, certified or registered mail with postage prepaid, or (b) sent by email (provided that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), addressed as follows:

If to the Provider:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Chief Legal Officer Email: [Separately provided]

If to SplitCo:	Atlanta Braves Holdings, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Chief Legal Officer Email: [Separately provided]

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by email or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

Section 7.4             Governing Law. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

Section 7.5             Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word “including” or any variation thereof is not limiting, and the word “or” is not exclusive. The word day means a calendar day. If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in New York, New York or Denver, Colorado are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

Section 7.6             No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto, the SplitCo Indemnitees, Provider Indemnitees, Executive and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, Executive and their respective successors and assigns. For the avoidance of doubt, Executive shall be considered a third party beneficiary of this Agreement with respect to, and entitled to the rights and benefits set forth in, and may enforce the applicable provisions of this Agreement as if Executive was a party hereto.

Section 7.7             Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

Section 7.8             Payment of Expenses. From and after the Split-Off Effective Date, and except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

Section 7.9             Binding Effect; Assignment.

(a)            This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns, including, for the avoidance of doubt, successors and assigns of SplitCo as a result of a Spin Transaction or a Fundamental Corporate Event (each as defined in the Executive Employment Agreement).

(b)            Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that SplitCo and Provider may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve SplitCo or the Provider, as the assignor, of its obligations hereunder.

Section 7.10           Amendment, Modification, Extension or Waiver. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, will be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but any party hereto may waive its rights in any particular instance by written instrument of waiver.

Section 7.11           Legal Fees; Costs. If either party to this Agreement institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys’ fees, disbursements and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 7.12           Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

Section 7.13           Specific Performance. Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14           Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

Section 7.15           Confidentiality.

(a)            Except with the prior consent of the disclosing party, each party will:

(i)            limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants on a need-to-know basis;

(ii)           advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii)          safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

(b)            A party’s obligations respecting confidentiality under Section 7.15(a) will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the receiving party without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) was required to be disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the receiving party. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (b), to the extent practical, the receiving party will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

Section 7.16           Dispute Resolution. In the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall first negotiate in good faith to resolve such dispute in accordance with this Section 7.16 prior to commencing any action, suit or proceeding before any court or other adjudicatory body. The parties shall designate representatives to meet to negotiate in good faith a resolution of such dispute for a period of 30 days (which may be extended by agreement of the parties). If at the end of the good faith negotiation period the parties fail to resolve the dispute, then the parties shall mediate the dispute before a neutral third party mediator under the then current American Arbitration Association (AAA) procedures for mediation of business disputes. The parties will equally share the cost of the mediation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

PROVIDER:

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

SPLITCO:

ATLANTA BRAVES HOLDINGS, INC.

By:
Name:
Title:

Schedule 2.4

Executive Percentage Methodology

The “Executive Percentage” will be determined based on the following two factors, each weighted 50% (with updates to be made to the definition of Series C Common Stock herein to include the new Series C Liberty SiriusXM common stock, the Series C Liberty Live common stock and the new Series C Liberty Formula One common stock once the 2023 Recapitalization (as defined in the Tax Sharing Agreement) has occurred): (i) the relative market capitalization of shares of Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), and Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK,” and together with LSXMK, the “Series C Common Stock”), Series A common stock, par value $0.01 per share, of Qurate (“QRTEA”), Series C common stock, par value $0.01 per share, of LBC (“LBRDK”), Series B common stock, par value $0.01 per share, of LTAH (“LTRPB”), and Series C common stock, par value $0.01 per share, of SplitCo (“BATRK,” and together with the Series C Common Stock, QRTEA, LBRDK, and LTRPB, the “Common Stock”); and (ii) on the average of (x) the percentage allocation of time for all Provider employees across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock and (y) the Executive’s percentage allocation of time across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock (in each case, for the prior calendar year), unless a different allocation method is otherwise agreed by the Provider and the Service Companies, and in consultation with the Executive.

Direct Compensation

The amounts of the annual cash performance bonus and the Annual Equity Awards payable by each Service Company directly to Executive pursuant to Section 2.4(b) of this Agreement shall be determined as follows:

•               Annual Cash Performance Bonus. Executive’s aggregate target annual cash performance bonus amount of $17,000,000 (“Aggregate Annual Target Cash Bonus”) is allocated to each Service Company based on its respective Executive Percentage and may be made subject to the achievement of one or more performance metrics as described in Section 4.3 of the Executive Employment Agreement; and

•               Annual Equity Awards. Executive’s aggregate annual equity award target value of $17,500,000 (“Aggregate Annual Equity Award Target”) is allocated to each Service Company based on its respective Executive Percentage.